Exhibit 10.3

REDWOOD TRUST, INC.

PERFORMANCE STOCK UNIT AWARD AGREEMENT

PERFORMANCE STOCK UNIT AWARD AGREEMENT dated as of the     day of                     , 20    (the “Award Agreement”), by and between Redwood Trust, Inc., a Maryland corporation (the “Company”), and             , an employee of the Company (the “Participant”).

Pursuant to the Redwood Trust, Inc. 2014 Incentive Award Plan (as may be amended from time to time, the “Plan”), the Compensation Committee (the “Committee”) has determined that the Participant is to be granted a Performance Stock Unit award for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) on the terms and conditions set forth herein (the “Award”), and the Company hereby grants such Award. This Award is being made in connection with a deferral of compensation by the Participant pursuant to the Redwood Trust, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and the executed Deferral Election attached hereto as Exhibit B (the “Deferral Election”). Any capitalized terms not defined herein shall have the meaning set forth in the Plan or the Deferred Compensation Plan, as applicable.

1.        Number of Performance Stock Units Awarded.    This Award Agreement sets forth the terms and conditions of a Performance Stock Unit Award with a target award of             shares of Common Stock, as adjusted to reflect cash dividends declared on the Common Stock pursuant to Section 2 (the “Target Shares”). The number of units representing shares of Common Stock that shall be credited to the Participant’s Deferral Account pursuant to this Award (the “Award Shares”) shall be determined based upon the Company’s achievement of the Performance Goals set forth in Exhibit A hereto and may range from [zero] percent ([0]%) to [two hundred] percent ([200]%) of the Target Shares.

2.        Effect of Dividends on Target Shares.    On the last day of the Performance Period, the number of Target Shares set forth in Section 1 shall automatically be increased to reflect all cash dividends, if any, which have been declared and/or paid to all or substantially all holders of the outstanding shares of Common Stock during the Performance Period (as such term is defined in Exhibit A). On such date, the Target Shares shall be automatically increased by an aggregate number of shares determined by multiplying (x) the target award amount set forth in Section 1 above by (y) the Dividend Reinvestment Factor (as such term is defined below).

“Dividend Reinvestment Factor” shall mean the number of shares of Common Stock that would have been acquired from the reinvestment of cash dividends, if any, which have been declared and/or paid to all or substantially all holders of the outstanding shares of Common Stock during the Performance Period, with respect to one share of Common Stock outstanding on the first day of the Performance Period. Such number of shares shall be determined cumulatively, for each cash dividend declared and/or paid during the Performance Period (beginning with the first cash dividend declared and/or paid during the Performance Period and continuing chronologically with each subsequent cash dividend declared and/or paid during the Performance Period (and in each case other than the first such cash dividend, taking into account any increase in shares resulting from the application of this formula to the chronologically immediately preceding cash dividend)), by multiplying (i) the applicable number of shares of Common Stock immediately prior to the record date of such cash dividend (which in the case of the first cash dividend paid during the Performance Period shall be one) by (ii) the per share amount of such cash dividend and dividing the product by the Fair Market Value per share of Common Stock on the payment date of such dividend (or if such payment date is subsequent to the end of the Performance Period, the Fair Market Value per share of Common Stock on the last day of the Performance Period).

3.        Vesting and Payment of Award.    The Award Shares shall vest and be credited effective as of the last day of the Performance Period, if at all, when the Committee determines, in its sole discretion, whether and to what extent the Performance Goals set forth in Exhibit A have been attained. The crediting of the Award Shares is contingent on the attainment of the Performance Goals as set forth on Exhibit A. Upon such determination by the Committee and subject to the provisions of the Plan and this Award Agreement, the Participant shall be entitled to crediting of that portion of the Performance Stock Units as corresponds to the Performance Goals attained (as determined by the Committee in its sole discretion) as set forth on Exhibit A.

No Award Shares shall be credited to the Participant’s Deferral Account unless the Committee determines, in its sole discretion, whether and to what extent the Performance Goals set forth in Exhibit A have been attained and the number of Award Shares earned pursuant to the Award have been determined. Any shares of Common Stock in respect of Award Shares credited to the Participant’s Deferral Account shall be delivered to the Participant at the time or times provided in the Deferral Election and the Deferred Compensation Plan (or any re-deferral election made in accordance with Section 409A and the terms of the Deferred Compensation Plan). [In connection with the delivery of Award Shares to the Participant, the Participant and the Company agree that delivery of such Award Shares shall be net of a number of such shares which shall be forfeited by the Participant in order to satisfy the applicable tax withholding obligation relating to such delivery to the Participant.]

4.         Forfeiture of Performance Stock Units.

(a)        Upon (i) the Participant’s Retirement (as defined below) or (ii) the Participant’s Termination of Service as an Employee by the Company without Cause (as defined below), in either case, prior to expiration of the Performance Period, the Target Shares shall be reduced on a pro-rata basis to reflect the number of days of employment completed during the Performance Period, and the Award shall continue to be eligible to vest and become payable based on such prorated number of Target Shares and the Performance Goals.

(b)        Upon the Participant’s Termination of Service as an Employee due to death or Disability prior to expiration of the Performance Period, the Target Shares shall not be reduced and the Award shall continue to be eligible to vest and become payable based on the number of Target Shares and the Performance Goals.

(c)        Upon the Participant’s Termination of Service as an Employee for any reason other than death, Disability, Retirement or without Cause, prior to expiration of the Performance Period, any Award Shares not vested at the time of such termination shall become ineligible for crediting to the Participant’s Deferral Account and shall be forfeited.

(d)        Any Award Shares which have been credited to the Participant’s Deferral Account prior to the Participant’s Termination of Service as an Employee shall not be forfeited in the event of such Termination of Service as an Employee but rather delivery of such shares shall continue to be governed by the terms of the Deferral Election and the Deferred Compensation Plan (or any re-deferral election made in accordance with Section 409A and the terms of the Deferred Compensation Plan).

For purposes of this Award Agreement, “Cause” shall mean (i) the Participant’s material failure to substantially perform the reasonable and lawful duties of his or her position for the Company, which failure shall continue for thirty (30) days after notice thereof by the Company to the Participant; (ii) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Participant in respect of the performance of his or her duties hereunder, his or her fiduciary obligations or otherwise relating to the business of the Company; (iii) the habitual or repeated neglect of his or her duties by the Participant; (iv) the Participant’s conviction of a felony; (v) theft or embezzlement, or attempted theft or embezzlement, of money or tangible or intangible assets or property of the Company or its employees, customers, clients, or others having business relations with the Company; (vi) any act of moral turpitude by the Participant injurious to the interest, property, operations, business or reputation of the Company; or (vii) unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to Company business.

For purposes of this Award Agreement, “Retirement” shall mean a Termination of Service as an Employee due to retirement (as determined by the Committee in its sole discretion) if such Termination of Service as an Employee occurs on or after both (i) the Participant’s 55th birthday and (ii) the completion by the Participant of 10 years of employment with the Company (which employment need not be continuous).

5.        Adjustments.    This Award and the Performance Goals shall be subject to adjustment as set forth in this Award Agreement and the Plan.

6.        At-Will Employment.    This Award Agreement is not an employment contract and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation of the Participant to continue in the employ or service of the Company or on the part of the Company to continue the employment or other service relationship of the Participant with the Company. It is understood and agreed to by the Participant that the Award and participation in the Plan or the Deferred Compensation Plan does not alter the at-will nature of the Participant’s relationship with the Company (subject to the terms of any separate employment agreement the Participant may have with the Company). The at-will nature of the Participant’s relationship with the Company can only be altered by a writing signed by both the Participant and the President of the Company.

7.        Notices.    Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Participant either at the Participant’s address set forth below or such other address as the Participant may designate in writing to the Company, and to the Company: Attention: General Counsel, at the Company’s address or such other address as the Company may designate in writing to the Participant.

8.        Failure to Enforce Not a Waiver.    The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.        Existing Agreements.    This Award Agreement does not supersede nor does it modify any existing agreements between the Participant and the Company. [Notwithstanding the foregoing, if Participant is a party to an employment agreement with the Company that includes provisions relating to the treatment of equity awards upon death, disability, retirement or termination without cause, the terms of this Award Agreement shall supersede the terms of such employment agreement solely with respect to the treatment of the Performance Stock Unit award granted hereby upon termination of the Participant’s employment with the Company due to death, disability, retirement or upon termination of employment by the Company without cause.]

10.        Incorporation of Plan.    The Plan and the Deferred Compensation Plan are incorporated by reference and made a part of this Award Agreement, and this Award Agreement is subject to all terms and conditions of the Plan and the Deferred Compensation Plan as in effect from time to time. Notwithstanding the foregoing, this Award Agreement is intended to comply with Section 409A of the Code and this Award Agreement, the Plan and Deferred Compensation Plan shall be interpreted in a manner consistent with such intent, and any provisions of this Agreement, the Plan or the Deferred Compensation Plan that would cause the Award to fail to satisfy the requirements for an effective deferral of compensation under Section 409A of the Code shall have no force and effect.

11.        Amendments.    This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto. Notwithstanding the foregoing, the Deferral Election shall be irrevocable and the dates specified for distribution of vested Award Shares may not be modified after the date hereof except as otherwise permitted under Section 409A of the Code.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Award Agreement on the day and year first above written.

REDWOOD TRUST, INC.

By:
Andrew P. Stone
General Counsel & Corporate Secretary
One Belvedere Place, Suite 300
Mill Valley, CA 94941

The undersigned hereby accepts and agrees to all the terms and provisions of this Award Agreement and to all the terms and provisions of the Plan herein incorporated by reference.

[Insert Participant Name] c/o Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, CA 94941

EXHIBIT A

PERFORMANCE GOALS

Performance Period: The performance period begins [insert grant date] and ends on [insert 3rd anniversary of grant date] (the “Performance Period”).

Performance Goals: The number of Award Shares which will vest and be credited to the Participant’s Deferral Account at the end of the Performance Period shall be determined based upon the Company’s cumulative total shareholder return (“TSR”) for the performance period in accordance with the following schedule:

TSR	% of Target Shares Credited to Deferral Account
Less than [0]%	[0	]%
[25]%	[100	]%
[125]% or greater	[200	]%

If the actual performance results fall between [0]% and [25]% TSR, or between [25]% and [125]% TSR, the actual number of Award Shares which shall vest and be credited to the Participant’s Deferral Account determined based on a straight-line, mathematical interpolation between the applicable vesting percentages. In no event shall the number of Award Shares exceed [200]% of the Target Shares. In the event the TSR is equal to or less than [0]% at the end of the Performance Period, all Award Shares shall become ineligible for crediting to the Participant’s Deferral Account and shall be forfeited.

Cumulative Total Shareholder Return: TSR shall mean, with respect to a share of Common Stock outstanding on the first day of the Performance Period, the percentage by which:

(A) the sum of:

(x) the Per Share Price as of the Valuation Date, plus

(y) the Per Share Price as of the Valuation Date multiplied by the Dividend Reinvestment Factor,

exceeds,

(B) $            1.

Notwithstanding the foregoing, the Committee shall make appropriate adjustments in calculating TSR to reflect any dividends which may be declared during the forty (40) consecutive trading days prior to the end of the Performance Period, as determined by the Committee in its sole discretion.

[1]	The average of the closing prices of the Company’s Common Stock during the forty (40) consecutive trading days ending on the day prior to the first day of the Performance Period.

“Per Share Price” shall mean the average of the closing prices of the Company’s Common Stock during the forty (40) consecutive trading days ending on the day prior to the applicable Valuation Date; provided, however, that for purposes of calculating the Per Share Price in the event of a Change in Control the Per Share Price shall be the price per share of Common Stock paid in connection with such Change in Control.

“Valuation Date” means with respect to the Performance Period, [insert last day of Performance Period]; provided, however, that in the event of a Change in Control that occurs prior to [insert last day of Performance Period], the Valuation Date shall mean the date of the Change in Control.